Exhibit 99.1

G&K Services Reports Fiscal 2006 Fourth Quarter and Full Year Results;
           Achieves 37th Consecutive Year of Revenue Growth;
         Records Double Digit Earnings Growth for Fiscal 2006

    MINNEAPOLIS--(BUSINESS WIRE)--Aug. 15, 2006--G&K Services, Inc. (Nasdaq:GKSR), today reported record revenue for its fiscal year ended July 1, 2006 of $880.8 million, an 11.7 percent increase from previous year revenue of $788.8 million. Earnings per diluted share of $1.97 increased 10.7 percent over fiscal 2005.
    Revenues for fiscal 2006 increased on accelerated rental and direct sale organic growth. Record net income for fiscal 2006 reflects higher operating income from strong revenue growth, productivity improvements and a lower effective tax rate, offset by record energy costs, higher interest expense and the impact of hurricanes. In addition, the company continued to accelerate strategic investments in sales, marketing and technology initiatives.
    "We are pleased to announce record revenue and net income in fiscal 2006," said Richard Marcantonio, chairman and chief executive officer. "Importantly, we delivered strong revenue and earnings growth while continuing to make substantial investments in our business. Our increasing investments in sales, marketing and technology initiatives are transforming the company and helping us realize our vision of becoming the market leader in enhancing image and safety in the workplace."
    For the fourth quarter ended July 1, 2006, revenue was $227.4 million, a 9.6 percent increase over prior-year fourth quarter revenue of $207.4 million. Fourth quarter earnings per diluted share of $0.51 increased 15.9 percent over last year's fourth quarter.

    Income Statement Review

    Fourth quarter revenue from G&K's rental business increased to $206.3 million, up 6.7 percent over the prior-year period. The company's organic industrial rental growth rate continued to improve and was approximately 4.5 percent in the quarter, which exceeded expectations. This organic rental growth rate is 200 basis points higher than the prior-year period and increased 100 basis points from the third quarter. Direct sale revenue increased to $21.2 million or
9.3 percent of total revenue, up 49.4 percent over the prior-year quarter, driven entirely by organic growth. The organic growth rates are calculated using industrial rental and direct sale revenue, respectively, adjusted for foreign currency exchange rate differences and revenue from newly acquired locations compared to prior-period results.
    "During the fourth quarter, our organic rental growth continued to accelerate," Marcantonio said. "We continue to drive strong new account growth and increased productivity from our investments in the sales force and marketing initiatives. We believe that the combination of increased organic growth and accelerated investments in sales headcount and technology will support future margin expansion and greater returns on capital."
    Gross margin from rental operations for the quarter was 34.6 percent compared to 36.1 percent in the prior-year period. The change in gross margin resulted from costs associated with new customer growth, higher energy costs, plant capacity initiatives, and information technology spending, offset by margin improvement due to pricing initiatives, higher sales to existing customers and productivity improvements. Gross margin from direct sales was 26.7 percent compared to 25.9 percent in the prior-year period. The increase in gross margin was due primarily to improved efficiencies from higher volume.
    Selling, general and administrative expenses were 20.0 percent of consolidated revenue for the quarter, down from 21.2 percent in the year-earlier period. Selling, general and administrative expenses were down over the prior-year period due to recording a gain related to a legal resolution which represented 1.2 percent of consolidated revenue. Selling, general and administrative expenses also included costs associated with plant closures, costs incurred for the continued rollout of the company's handheld initiative, expenses incurred to change our retirement plans, and expenses associated with increased sales headcount, offset by the positive leverage due to stronger organic growth.
    The effective tax rate for the fourth quarter declined to 35.3 percent from 38.1 percent in the year-earlier period. The company's lower effective tax rate resulted from a reduction in taxes previously provided for and a favorable mix of income earned in various taxing jurisdictions, including foreign operations, with different tax rates.
    Fourth quarter and fiscal 2006 earnings also reflect the requirement to expense stock options under SFAS 123(R) "Accounting for Stock-Based Compensation." Under this standard, G&K has elected to use the modified retrospective method for transition. As a result, prior-year financial statements have been adjusted accordingly.

    Balance Sheet and Cash Flow Statement Review

    The company's balance sheet remains strong. As of July 1, 2006, the company had total borrowings of $213.6 million and a total debt to total capitalization ratio of 28.1 percent. Total stockholders' equity increased to $547.4 million.
    Cash provided by operating activities was $69.5 million for fiscal 2006 compared to $63.5 million in the prior year. Cash provided from operating activities increased compared to the prior-year period due to stronger earnings, higher depreciation and amortization levels and lower net working capital investment needed to support revenue growth. Cash used for property, plant and equipment during the twelve month period totaled $32.0 million compared to $19.4 million in the prior-year period. This increase resulted from building a new processing plant and investments in information technology initiatives.

    Outlook

    The company expects fiscal 2007 first quarter revenue to range from $222.0 million to $225.0 million and earnings per diluted share from $0.40 to $0.45. The revenue guidance reflects both a continued improvement in the rental organic growth rate driven by higher new account growth and strong direct sale revenue. The earnings guidance reflects an increase in expenses related to the company's ongoing strategic investment in sales and marketing initiatives, the full scale rollout of the handheld system, costs associated with record 2006 new account growth and costs resulting from other information technology initiatives. The guidance also reflects efforts to improve operational efficiency offset by higher energy costs. The company expects earnings to improve meaningfully in the second half of fiscal 2007 as these strategic initiatives are completed and the benefits are realized.

    Conference Call Information

    The company will conduct a conference call today beginning at 10:00 a.m. Central Time. The call will be webcast. To access the webcast, go to the Investor Relations section of the company's Web site at www.gkservices.com. Click on the webcast icon and follow the instructions. A replay of the call will be available through September 15, 2006.

    Safe Harbor for Forward-Looking Statements

    Statements made in this press release concerning our intentions, expectations or predictions about future results or events are "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
    Information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended July 2, 2005.

    About G&K Services, Inc.

    Headquartered in Minneapolis, Minnesota, G&K Services, Inc. is a market leader in branded identity apparel programs and facility services in the United States, and is the largest such provider in Canada. G&K operates over 140 processing facilities and branch offices, serving more than 160,000 customers.


                CONSOLIDATED STATEMENTS OF OPERATIONS
                 G&K Services, Inc. and Subsidiaries

                               For the Three          For the Twelve
                               Months  Ended           Months Ended
                             -----------------------------------------
                              July 1,   July 2,    July 1,   July 2,
(U.S. Dollars, in thousands,
 except per share data)        2006       2005      2006       2005
----------------------------------------------------------------------
                                       (Restated)           (Restated)
----------------------------------------------------------------------
Revenues
   Rental operations         $206,255   $193,243  $801,240   $740,708
   Direct sales                21,151     14,155    79,603     48,067
----------------------------------------------------------------------
      Total revenues          227,406    207,398   880,843    788,775
----------------------------------------------------------------------
Operating Expenses
   Cost of rental operations  134,978    123,553   518,543    470,116
   Cost of direct sales        15,507     10,482    57,522     35,830
   Selling and administrative  45,433     44,043   186,652    168,620
   Depreciation and
    amortization               11,137     10,817    43,263     41,543
----------------------------------------------------------------------
      Total operating
       expenses               207,055    188,895   805,980    716,109
----------------------------------------------------------------------
Income from Operations         20,351     18,503    74,863     72,666
   Interest expense             3,514      3,258    13,226     11,338
   -------------------------------------------------------------------
Income before Income Taxes     16,837     15,245    61,637     61,328
   Provision for income taxes   5,949      5,811    19,786     23,149
----------------------------------------------------------------------
Net Income                    $10,888     $9,434   $41,851    $38,179
----------------------------------------------------------------------
   Basic weighted average
    number
   of shares outstanding       21,164     21,037    21,093     20,942
Basic Earnings Per Common
 Share                          $0.51      $0.45     $1.98      $1.82
----------------------------------------------------------------------
   Diluted weighted average
    number
   of shares outstanding       21,333     21,513    21,253     21,400
Diluted Earnings Per Common
 Share                          $0.51      $0.44     $1.97      $1.78
----------------------------------------------------------------------
Dividends per share           $0.0175     $0.0175  $0.0700    $0.0700


                CONSOLIDATED CONDENSED BALANCE SHEETS
                 G&K Services, Inc. and Subsidiaries
                    (Subject to Reclassification)

                                                   July 1,   July 2,
                                                    2006      2005
(U.S. dollars, in thousands)                                (Restated)
----------------------------------------------------------------------
ASSETS
Current Assets
    Cash and cash equivalents                      $19,690    $15,345
    Accounts receivable, net                        94,964     83,459
    Inventories                                    141,031    121,120
    Prepaid expenses                                15,552     16,587
----------------------------------------------------------------------
         Total current assets                      271,237    236,511
----------------------------------------------------------------------

Property, Plant and Equipment, net                 249,001    243,307
Other Assets                                       430,854    423,351
----------------------------------------------------------------------
                                                  $951,092   $903,169
----------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
    Accounts payable                               $27,404    $25,695
    Accrued expenses                                72,999     71,483
    Deferred income taxes                           10,419      8,971
    Current maturities of long-term debt            18,199     26,537
----------------------------------------------------------------------
         Total current liabilities                 129,021    132,686
----------------------------------------------------------------------

Long-Term Debt, net of current maturities          195,355    210,462
Deferred Income Taxes                               34,343     32,580
Other Noncurrent Liabilities                        44,985     47,691
Stockholders' Equity                               547,388    479,750
----------------------------------------------------------------------
                                                  $951,092   $903,169
----------------------------------------------------------------------


           CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                 G&K Services, Inc. and Subsidiaries
                    (Subject to Reclassification)

                                                     For the Twelve
                                                       Months Ended
                                                   -------------------
                                                   July 1,   July 2,
(U.S. dollars, in thousands)                                   2005
                                                    2006    (Restated)
----------------------------------------------------------------------
Operating Activities:
  Net income                                       $41,851    $38,179
  Adjustments to reconcile net income to net cash
   provided by operating activities -
  Depreciation and amortization                     43,263     41,543
  Stock-based compensation                           3,935      3,658
  Deferred income taxes                               (102)       854
  Changes in current operating items, exclusive of
    acquisitions                                   (21,526)   (22,876)
  Other, net                                         2,100      2,176
----------------------------------------------------------------------
Net cash provided by operating activities           69,521     63,534
----------------------------------------------------------------------
Investing Activities:
  Property, plant and equipment additions, net     (31,968)   (19,408)
  Acquisition of business assets and other         (13,422)   (76,466)
----------------------------------------------------------------------
Net cash used for investing activities             (45,390)   (95,874)
----------------------------------------------------------------------
Financing Activities:
  Repayments of long-term debt                      (7,835)   (25,729)
  (Repayments of) proceeds from short-term
   borrowings, net                                 (14,228)    40,400
  Cash dividends paid                               (1,493)    (1,467)
  Sale of common stock                               2,958      5,952
----------------------------------------------------------------------
Net cash (used for) provided by financing
 activities                                        (20,598)    19,156
----------------------------------------------------------------------
Increase (Decrease) in Cash and Cash Equivalents     3,533    (13,184)
Effect of Exchange Rates on Cash                       812      1,598

Cash and Cash Equivalents:
  Beginning of period                               15,345     26,931
----------------------------------------------------------------------
  End of period                                    $19,690    $15,345
----------------------------------------------------------------------
Supplemental Cash Flow Information:
  Non-Cash Transactions -
      Debt issued in connection with business
       acquisitions                                $(1,419)   $11,890
----------------------------------------------------------------------

    CONTACT: G&K Services, Inc., Minneapolis
             Jeffrey L. Wright, 952-912-5500
             or
             Glenn L. Stolt, 952-912-5500
             or
             Shayn R. Carlson, 952-912-5500